UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2001

STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.    Other Events

            On June 5, 2001 the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS SECOND QUARTER 2001 RESULTS
AND PLANS FOR DEBT REFINANCING AND ASSET SALES

METAIRIE, LA, June 5, 2001 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today its results for the second quarter of fiscal year 2001. The Company implemented the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") in the first quarter of fiscal year 2001, which resulted in changes to its methods of accounting for some of its preneed sales activities. For a detailed description of the effects of implementation of SAB 101, see Note 2 of the Company's Form 10-Q for the quarter ended January 31, 2001 and Form 8-K dated March 14, 2001. For purposes of comparability, unless stated otherwise, all 2000 results are presented on a pro forma basis to reflect the 2001 change in accounting methods as if it had been implemented at the beginning of fiscal year 2000.

The Company announced that net earnings for the second quarter, which ended April 30, 2001, were $16.6 million or $0.15 per share, compared to pro forma net earnings of $16.4 million or $0.15 per share for the second quarter of fiscal year 2000.

As of May 31, 2001, the Company had cash on hand of approximately $85 million and outstanding long-term debt of $836.4 million, after reducing debt by about $32 million since the end of the first quarter. Thus far this fiscal year, the Company has reduced debt by approximately $114 million.

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William E. Rowe, President and Chief Executive Officer, stated, "We are proud of the positive results of our operating strategies during the quarter, particularly in the areas we have worked so hard to improve - cash flow, the preneed sales organization and debt reduction. We also promised, a little over 80 days ago, to have something of substance to report in our second quarter release regarding our plans to improve our liquidity. We have worked very hard to make that happen, and the results are discussed in detail later on in this release."

During the second quarter, funeral revenues were $107.9 million compared to pro forma funeral revenues of $109.0 million for the second quarter of 2000. The decrease in revenue is due in part to a 2.9 percent decline in global core funeral calls and in part to foreign currency translation.

Although reduced from the comparable period last year, preneed sales have improved in the second quarter of 2001 as compared to the first quarter of 2001 primarily in preneed funeral sales, but also in cemetery property and merchandise sales.

Cemetery revenues for the second quarter were $63.0 million compared to pro forma cemetery revenues of $73.8 million for the second quarter of 2000. The decrease was due primarily to a decline in the number of deaths in markets where the Company operates its cemeteries and a decline in preneed cemetery property sales. Preneed cemetery property sales were higher in the second quarter of fiscal year 2000 before the Company modified its preneed sales strategies for increased cash retention.

Brian J. Marlowe, Chief Operating Officer, commented, "Our results this quarter are in line with our strategy of moderating the level of preneed sales to manage our investment in the backlog in the same manner that we would scrutinize any investment of our cash. As a result of this scrutiny of invested capital, we have also significantly reduced preneed overhead and selling costs. Our primary objective is to moderate preneed sales levels to balance our cash investment while maintaining a sustainable and predictable level of growth in our backlog. Accordingly, we would expect domestic cemetery sales for the remainder of 2001 to approximate those for the first six months."

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SECOND QUARTER RESULTS

All 2001 results discussed below reflect the effect of the change in accounting methods, and all 2000 results are presented on a pro forma basis to reflect the change in accounting methods as if they had been implemented at the beginning of fiscal year 2000, unless otherwise stated.

  Revenues were $170.9 million compared to $182.8 million (pro forma) in the second fiscal quarter of 2000.
  Gross profit was $41.2 million compared to $45.2 million (pro forma) for the second quarter last year.
  EBITDA was $57.9 million compared to $60.8 million (pro forma) for the second quarter last year.
  Interest expense, net, in the second quarter of 2001 includes gross interest expense of $14.1 million offset by investment income of $1.6 million compared to $15.1 million offset by $0.7 million of investment income in the second quarter of 2000.
  Depreciation and amortization was $17.7 million compared to $19.7 million (pro forma) for the second quarter of 2000.
  Net earnings were $16.6 million or $0.15 per share, compared to $16.4 million or $0.15 per share (pro forma) in the second quarter of 2000.
  Operating cash flow, including preneed activity, was $51.0 million compared to $53.0 million (pro forma) for the second quarter last year.
  Free cash flow, defined as operating cash flow less maintenance capital expenditures, was $46.9 million compared to $48.5 million for the second quarter last year.
  Net earnings for the quarter ended April 30, 2000 were $19.3 million on an as reported basis, not reflecting the pro forma effects of SAB 101.

YEAR-TO-DATE RESULTS

  Revenues were $347.6 million compared to $370.7 million (pro forma) in fiscal year 2000.
  Gross profit was $84.3 million compared to $90.6 million (pro forma) for last fiscal year.
  EBITDA was $121.2 million compared to $123.3 million (pro forma) for last fiscal year.
  Interest expense, net, includes gross interest expense of $29.5 million offset by investment income of $3.7 million compared to $30.0 million offset by $1.0 million of investment income in the first six months of 2000.
  Depreciation and amortization was $39.1 million compared to $41.0 million (pro forma) for the prior year.
  Net earnings were $33.4 million or $0.31 per share, compared to $33.2 million or $0.31 per share (pro forma) in fiscal year 2000, excluding the $250.0 million after-tax ($2.33 per share) cumulative effect of the change in accounting principles recorded in fiscal year 2001 as a result of implementing SAB 101.
  Operating cash flow, including preneed activity, was $57.3 million compared to $38.4 million (pro forma) for the corresponding period last year.
  Free cash flow, defined as operating cash flow less maintenance capital expenditures, was $50.2 million compared to $29.6 million for the first six months of last year.
  Net earnings for the six months ended April 30, 2000 were $38.2 million on an as reported basis, not reflecting the pro forma effects of SAB 101.

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FUNERAL RESULTS -- SECOND QUARTER 2001

  Funeral revenues were $107.9 million compared to $109.0 million (pro forma) in the second quarter of 2000.
  Funeral revenues from the Company's core operations decreased 2.6 percent compared to the corresponding period in 2000 (pro forma) due in part to a 2.9 percent decrease in the number of core calls performed by its global operations and in part to the change in foreign currency translation.
  In addition, the Company experienced a 0.6 percent increase in the average revenue per domestic funeral service performed by its core operations, while the number of domestic funeral services performed by those operations remained flat.
  Of the total funerals performed in the second quarter of 2001, 21.7 percent were delivered out of the Company's backlog of preneed funerals, as compared to 19.5 percent in the second quarter of 2000.
  Domestic cremations as a percentage of total domestic funerals performed were 37.9 percent compared to 36.1 percent for all of fiscal year 2000.

FUNERAL RESULTS -- YEAR-TO-DATE

  Funeral revenues were $215.3 million compared to $223.7 million (pro forma) in the first six months of 2000.
  Funeral revenues from the Company's core operations decreased 5.3 percent compared to pro forma funeral revenues in the corresponding period in 2000 due in part to a 6.1 percent decrease in the number of core calls performed by its global operations and in part to the change in foreign currency translation.
  The Company experienced a 0.9 percent increase in the average revenue per domestic funeral service performed by its core operations, partially offset by a 2.9 percent decrease in the number of domestic funeral services performed by those operations.
  Domestic cremations as a percentage of total domestic funerals performed were 37.4 percent compared to 36.1 percent for all of fiscal year 2000.
  Of the total funerals performed in fiscal year 2000, 20.8 percent were delivered out of the Company's backlog of preneed funerals, as compared to 19.5 percent in fiscal year 2000.

CEMETERY RESULTS

  Cemetery revenues for the second quarter of 2001 were $63.0 million compared to $73.8 million (pro forma) in the second quarter of 2000 due to a 1.9 percent decline in domestic services and a decline in cemetery property sales.
  Cemetery revenues for the first six months of 2001 were $132.3 million compared to $147.0 million (pro forma) in fiscal year 2000 due to a 2.9 percent decline in domestic services and a decline in cemetery property sales.

PRENEED FUNERAL AND CEMETERY BACKLOG

  As of April 30, 2001, the Company had a funeral and cemetery backlog that is expected to generate approximately $2.5 billion in future revenue.

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REFINANCING PLAN

The Company recently announced a tender offer for approximately $200 million of its $300 million publicly held senior notes as the first step in a comprehensive plan to refinance substantially all of its long-term debt. Pursuant to that plan, the Company also expects to refinance its $600 million revolving credit facility (of which $442.0 million was outstanding as of May 31, 2001) and redeem all of its privately held senior notes ($64.8 million was outstanding as of May 31, 2001).

In order to provide the funds necessary to refinance those obligations and pay related tender premiums, prepayment penalties, fees and expenses, the Company plans to privately place under Rule 144A, $300 million in notes and to enter into new senior secured credit facilities consisting of a $225 million four-year revolving credit facility, a $75 million 18-month asset sale term loan and a $250 million five-year term loan B.

The purpose of these transactions is primarily to improve the Company's liquidity by retiring its $600 million revolving credit facility, which matures on April 30, 2002, and replacing it with the smaller revolving credit facility, which will be due in 2005. In addition, the refinancing plan will generally extend the maturities of the Company's other long-term debt, except for the 18-month asset sale term loan, which will provide the Company with shorter-term financing while it pursues the sale of its foreign operations, excess cemetery property and certain other assets. Although the Company's refinancing plan is designed to improve the Company's liquidity, the new financing will result in significantly higher interest costs, and the covenants to be contained in the new credit agreement will be significantly more restrictive than the covenants in its current credit agreement. Upon completion of the refinancing, the Company expects that its average borrowing cost will increase by 350 to 400 basis points. In addition, the Company expects to incur charges in the range of $5 million to $6 million after taxes in the quarter ending July 31, 2001, relating to the early extinguishment of debt.

Each of the refinancing transactions will be conditioned on the completion of the others, and none are yet the subject of definitive agreements. Accordingly, no assurance can be given that any of the refinancing transactions will be completed successfully.

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ASSET SALES

The Company has decided to pursue the sale of its foreign operations. Its financial advisors have completed their evaluation of those operations, and except for Argentina, have submitted financial and other information to prospective buyers and have received one or more indications of interest and/or formal proposals for the purchase of each of the Company's foreign operations. The sale process in Argentina will begin in the near term. The Company is now in various stages of negotiations with prospective buyers and believes that it will be able to dispose of all foreign operations at acceptable prices, resulting in cash proceeds within the range of $200.0 million to $250.0 million including tax benefits. Further, the Company expects these sales to be completed before the end of fiscal year 2002. The revenues, operating earnings and EBITDA for the Company's foreign operations in fiscal year 2000 were $139.8 million ($129.7 million funeral and $10.1 million cemetery), $22.7 million and $36.4 million, respectively. After applying all proceeds to reduce debt, the net reduction in earnings per share, assuming all sales are consummated, is expected to be approximately $0.04.

Based on its progress to date and management's and the Board of Directors' decision to proceed with these sales if acceptable prices and terms can be obtained, the Company will be writing down the aggregate value of these assets to their estimated fair value. As a result, the Company estimates that it will incur an aggregate pre-tax noncash charge to earnings of $230.0 million to $250.0 million ($175.0 million to $195.0 million, or $1.62 to $1.81 per share, after tax) in the quarter ending July 31, 2001. Since the Company has already reduced equity for the cumulative foreign translation adjustment incurred in each period that it has owned these businesses, the Company estimates that the total charge to shareholders' equity will be $115.0 million to $135.0 million after tax, all of which will be recorded in the quarter ending July 31, 2001.

The Company announced in a press release dated June 4, 2001, that it has entered into a definitive agreement to sell its operations in Mexico. The proceeds from the sale will be approximately $70 million, which will be used to pay down the asset sale term loan. The Company expects to recognize a small gain or loss on that sale, although the exact amount will depend on the exchange rate of the Mexican peso and the U.S. dollar at the time of closing. The transaction is scheduled to close in approximately 60 days and is subject to customary closing conditions and a 45-day antitrust review period under Mexican antitrust laws. The revenues, operating earnings and EBITDA for the Company's Mexican operations in fiscal year 2000 were $22.8 million, $10.1 million and $12.7 million, respectively.

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The Company has identified certain assets, primarily excess cemetery property and funeral home real estate, that it expects to sell. In addition, it has reviewed noncompetition agreements that it entered into with sellers, key employees and others in connection with previous acquisitions, and it is considering relieving some of these individuals from the obligation not to compete, although it would continue to make the payments in accordance with the contract terms. As a result of the foregoing, the Company estimates that it would incur an aggregate pre-tax noncash charge to earnings of $15.0 million to $30.0 million ($9.0 million to $18.0 million, or $.08 to $.17 per share, after tax) in the quarter ending July 31, 2001.

PROPOSED CHANGE IN ACCOUNTING FOR GOODWILL

In February 2001, the Financial Accounting Standards Board issued an exposure draft of a proposed Statement, "Business Combinations and Intangible Assets -- Accounting for Goodwill." If adopted, the exposure draft would eliminate the amortization of goodwill, but would require that goodwill be tested for impairment using a fair-value approach. Based on the current version of the exposure draft, the Company would not be required or allowed to adopt the provisions of the exposure draft until the first quarter of fiscal year 2002. If the exposure draft is issued as currently proposed and on the schedule currently contemplated, the Company estimates that it would incur a pre-tax noncash impairment charge of between $100.0 million and $300.0 million for the Company's domestic operations. However, the Company would no longer be required to amortize goodwill, which amounted to $19.6 million ($14.4 million related to domestic operations) in fiscal year 2000. The exposure draft may or may not be issued as currently proposed, and any changes in its terms or effective date, or changes in the fair value of the Company's relevant businesses, could change the estimated impairment charge materially.

Forward-looking statements are based on assumptions about future events and are therefore inherently uncertain; actual results may differ materially from those projected. See cautionary statements below.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 612 funeral homes and 161 cemeteries in North America, South America, Europe and the Pacific Rim.

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Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss second quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (800) 982-3472. From outside the continental United States, call (703) 871-3022. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises' website at  http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company's website until July 5, 2001. Additional investor information is available at http://www.stewartenterprises.com.

Statements made herein that are not historical facts are forward-looking statements. The Company's actual results could differ materially due to several important factors including the following: the economy, death rate, competition and consumer preferences in the Company's domestic and foreign markets; the Company's ability to increase prices, retain market share, and meet preneed sales targets; financial market conditions, including stock and bond prices and interest rates; the Company's ability to access capital markets including the secondary equity and debt markets; the Company's ability to achieve economies of scale and manage growth; the performance of acquired businesses; the Company's success with its internal growth strategies, operating initiatives and cash flow initiatives, including its proposed refinancing plan; the effects, timing and pricing of possible asset sales; the Company's ability to enter new markets; the effect of unanticipated legal proceedings and unanticipated outcomes of legal proceedings; and changes in accounting policies and practices adopted voluntarily or required to be adopted by generally accepted accounting principles. Such factors, and others, are more fully described in Item 5 of the Company's Form 10-Q for the quarter ended January 31, 2001. The Company assumes no obligation to update information contained herein.

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STEWART ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited
(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,

	2001	2000	2000

Revenues:		(Pro forma) (1)	(As reported)
Funeral	$107,958	$109,004	$115,741
Cemetery	62,981	73,847	73,120

Total revenues	170,939	182,851	188,861

Costs and expenses:
Funeral	82,366	81,702	84,936
Cemetery	47,358	55,908	54,141

Total costs and expenses	129,724	137,610	139,077

Gross profit	41,215	45,241	49,784
Corporate general and administrative expenses	4,905	4,883	4,883

Operating earnings	36,310	40,358	44,901
Interest expense, net	(12,504)	(14,447)	(14,447)
Other income, net	2,349	(10)	(10)

Earnings before income taxes	26,155	25,901	30,444
Income taxes	9,547	9,454	11,112

Net earnings	$16,608	$16,447	$19,332

Earnings per common share:
Basic	$0.15	$0.15	$0.18

Diluted	$0.15	$0.15	$0.18

Weighted average common shares outstanding (in thousands):
Basic	107,306	106,557	106,557

Diluted	107,320	106,596	106,596

Dividends per common share	$-	$0.02	$0.02

(1) Reflects change in the Company's accounting methods, effective November 1, 2000.

STEWART ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,

	2001	2000	2000

Revenues:		(Pro forma) (1)	(As reported)
Funeral	$215,307	$223,709	$238,387
Cemetery	132,322	146,986	143,434

Total revenues	347,629	370,695	381,821

Costs and expenses:
Funeral	164,972	165,985	172,849
Cemetery	98,357	114,080	110,480

Total costs and expenses	263,329	280,065	283,329

Gross profit	84,300	90,630	98,492
Corporate general and administrative expenses	9,066	10,143	10,143

Operating earnings	75,234	80,487	88,349
Interest expense, net	(25,783)	(29,030)	(29,030)
Other income, net	3,184	796	796

Earnings before income taxes and cumulative effect
of change in accounting principles	52,635	52,253	60,115
Income taxes	19,212	19,073	21,942

Earnings before cumulative effect of change in
accounting principles	33,423	33,180	38,173
Cumulative effect of change in accounting principles,
net of a $28,798 income tax benefit	(250,004)	-	-

Net earnings	$(216,581)	$33,180	$38,173

Basic earnings per common share:
Earnings before cumulative effect of change in
accounting principles	$0.31	$0.31	$0.36
Cumulative effect of change in accounting principles	(2.33)	-	-

Net earnings	$(2.02)	$0.31	$0.36

Diluted earnings per common share:
Earnings before cumulative effect of change in
accounting principles	$0.31	$0.31	$0.36
Cumulative effect of change in accounting principles	(2.33)	-	-

Net earnings	$(2.02)	$0.31	$0.36

Weighted average common shares outstanding (in thousands):
Basic	107,131	106,414	106,414

Diluted	107,136	106,432	106,432

Dividends per common share	$-	$0.04	$0.04

(1) Reflects change in the Company's accounting methods, effective November 1, 2000.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.
June 5, 2001	/S/ MICHAEL G. HYMEL Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller